EXHIBIT 99.3

                              SUNBEAM LETTERHEAD



                                    August 12, 1998


 Dear Fellow Sunbeam Shareholder:

 I am writing to let you know about an important development announced today concerning Sunbeam.

 I am pleased to report that Sunbeam has entered into a settlement agreement with MacAndrews & Forbes Holdings, Inc. The agreement releases Sunbeam from any claims MacAndrews & Forbes may have against Sunbeam arising out of Sunbeam's acquisition of MacAndrews & Forbes' interest in The Coleman Company, Inc; enables Sunbeam to retain the services of MacAndrews & Forbes executive personnel who have been managing Sunbeam since mid-June 1998, including Jerry W. Levin, the Company's Chief Executive Officer; and provides for MacAndrews & Forbes to continue to give other management support to Sunbeam.

 MacAndrews & Forbes currently owns approximately 14 million Sunbeam shares, or approximately 14% of Sunbeam's presently outstanding shares, which it received in the Coleman transaction in March 1998 when Sunbeam was trading at prices above $40 per share. Pursuant to the settlement agreement, MacAndrews & Forbes will receive from Sunbeam five-year warrants to purchase an additional 23 million Sunbeam shares at an exercise price of $7.00 per share and containing customary anti-dilution provisions.

 In connection with the agreement, Jerry W. Levin and certain other Sunbeam executives are signing three-year employment agreements with Sunbeam. The others include Paul Shapiro, Executive Vice President and Chief
 Administrative Officer, and Bobby Jenkins, Executive Vice President and Chief Financial Officer.

 The transaction normally would require shareholder approval under New York Stock Exchange policy. However, the Audit Committee of Sunbeam's Board of Directors determined that the delay that would be necessary to secure shareholder approval prior to the issuance of the warrants would be extensive, particularly in light of the ongoing investigation by the Securities and Exchange Commission of Sunbeam's accounting practices and policies and the Company's previously disclosed intention to restate its historical financial statements; would inhibit Sunbeam's ability to reach a settlement with MacAndrews & Forbes and to retain and hire senior management essential to Sunbeam's business; and thus would seriously jeopardize the financial viability of the Company. Accordingly, the Audit Committee, pursuant to an exception provided in the NYSE shareholder approval policy for such a situation, expressly approved the Company's omission to seek the shareholder approval that would otherwise have been required under that policy. The NYSE has accepted the Company's application of the exception.

 In reliance on the NYSE exception, Sunbeam is mailing to all shareholders a letter notifying them of its intention to issue the warrants without seeking their approval. Ten days after such letter is mailed, the Company will consummate the transaction and issue the warrants.

 The settlement agreement with MacAndrews & Forbes, including the terms of the warrants, was negotiated and approved on behalf of Sunbeam by a Special Committee of four outside directors, none of whom has any affiliation with MacAndrews & Forbes. The Committee - Howard Kristol (Chairman), Charles Elson, Faith Whittlesey and myself - was assisted by independent financial advisors (The Blackstone Group) and legal counsel (Weil, Gotshal & Manges).

 The Special Committee unanimously determined that this settlement agreement is in the best interest of all Sunbeam shareholders. It will immediately give Sunbeam a strong senior management team that knows the business, eliminate the risk of protracted legal proceedings, as well as the costs, burdens and substantial potential liability inherent in any such litigation, and position Sunbeam to move ahead.

 As you know, the Sunbeam Board initially turned to MacAndrews & Forbes, Jerry Levin and their team shortly after dismissing Albert Dunlap as Chief Executive Officer and Russell Kersh as Chief Financial Officer in mid-June 1998. We felt it was essential to act quickly to secure their services and continued support as the Company seeks to resolve the serious problems it currently faces and to eliminate any uncertainty that might result from the continued pendency of claims by MacAndrews & Forbes arising out of the Coleman acquisition. Therefore, the Special Committee concluded it was advisable to settle and obtain a release of the MacAndrews & Forbes claims and give them and their team a real incentive to work to turn around the Company.

 We believe MacAndrews & Forbes is fully committed to helping Sunbeam succeed. Their interests are aligned with all other Sunbeam shareholders because these warrants will only have value if Sunbeam shares appreciate from current levels. In addition. Sunbeam's new senior management team can devote its full attention to completing the new organization and revitalizing Sunbeam's business.

                                    Sincerely,


                                    Peter Langerman
                                    Chairman of the Board